Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Special Diversified Opportunities Inc.:
We consent to the use of our report dated March 30, 2016, with respect to the consolidated balance sheets of Special Diversified Opportunities Inc. and subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015 included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Philadelphia, Pennsylvania
January 27, 2017